Exhibit 10.4

Evine Live Inc.	May 2, 2019
6740 Shady Oak Road
Eden Prairie, MN 55344-3433

Gentlepersons:

On behalf of Invicta Watch Company of America, Inc., a Florida corporation (“IWCA”), IWCA has read and is familiar with the terms and provisions of (a) that certain Vendor Agreement (the “Vendor Agreement”) between Sterling Time, LLC, a New York limited liability company (“Vendor”), and Evine Live Inc., a Minnesota corporation (“Company”), concerning the merchandising of products bearing IWCA’s brands and trademarks and (b) that certain Vendor Exclusivity Agreement (the “Exclusivity Agreement” and collectively with the Vendor Agreement, the “Agreements”) between Vendor and Company concerning exclusivity regarding the merchandising of products bearing IWCA’s brands and trademarks.

As an inducement to Company’s entering that certain Common Stock and Warrant Purchase Agreement (“Purchase Agreement”) between certain owners of IWCA, other purchasers and Company dated on or about the date hereof and as a material part of the consideration provided to Company for so doing (including the special rights granted to IWCA’s owners), IWCA hereby represents, warrants, and agrees as follows:

(1)          IWCA has heretofore entered into an agreement with Vendor granting Vendor the exclusive right to use and sublicense to Company the Trademarks (as defined in the Vendor Agreement) (the “Trademarks”), for a period of time sufficient to meet Vendor’s obligations under the Vendor Agreement.

(2)          Vendor has the right and authority to grant Company the particular exclusive rights specified in the Agreements to use the Trademarks and merchandise IWCA-branded products and has not and will not grant any other party rights to use the Trademarks as set forth under the Agreements during the Term (as defined in the Vendor Agreement).

(3)          IWCA will ensure that a steady stream of products bearing the IWCA brands, including first-to-market and exclusive products, is available for Company’s purchase throughout the term specified in the Agreements.

(4)          IWCA will not grant any party other than Vendor or Company the right to use the Trademarks or sell the Products (as defined in the Exclusivity Agreement) or any goods or services that are substantially similar to or directly competitive with the Products bearing the Trademarks in TV Shopping (as defined in the Exclusivity Agreement).

(5)          IWCA will not grant any party other than Vendor or Company the right to undertake any of the actions set forth in Section 3 of the Exclusivity Agreement.

(6)          Without limiting the foregoing, IWCA agrees to invest at least $25 million in the development and production of new products bearing the IWCA brands for offer to Company through Vendor for the fall merchandising season of 2019.

If, during the term of the Agreements, any of the above representations concerning Vendor is or becomes untrue, and/or Vendor is unable or unwilling to fulfill its obligations to Company under the Agreements, IWCA will take all necessary steps to ensure that Company’s rights under the Agreements are not compromised.

IWCA Side Letter	Page 1

In addition to all other relief available under applicable law, Company shall be entitled (i) to an injunction to specifically enforce the terms of this letter (the “Letter Agreement”) and (ii) in the event of a breach of this Letter Agreement (other than clause (3)) or the Exclusivity Agreement that is not cured by the undersigned or Vendor within 30 days of notice (and a second notice provided at least 21 days following the first notice) from Company, to liquidated damages that include (a) immediate cancellation of the warrants issued pursuant to the Purchase Agreement and (b) the right to repurchase the shares of common stock issued pursuant to the Purchase Agreement at a price of $0.373 per share or, if such shares have already been sold, IWCA shall make a cash payment equal to $0.377 per share to Company. Notwithstanding the foregoing, 30 days’ notice shall not be required to be provided by Company if the breach was created by an intentional or willful act of IWCA, Vendor or their respective affiliates or such breach is uncurable by IWCA, Vendor or their respective affiliates.

All information relating to Company or IWCA’s business including, without limitation, the terms of this Letter Agreement, shall constitute confidential information of Company and will be kept confidential and will not be disclosed, in any manner, in whole or in part, except that either party may disclose the terms of this Letter Agreement (i) to Vendor on a confidential basis, (ii) to its attorneys and tax advisors, (iii) for the purpose of enforcing the terms of this Letter Agreement, or (iv) in legally required filings with the U.S. Securities and Exchange Commission and related press releases and investor communications. This Letter Agreement will be governed by the laws of the State of Minnesota, regardless of any conflict of laws principles, and the federal and state courts in Hennepin County, Minnesota shall have exclusive jurisdiction and venue over any disputes arising from or relating to this Letter Agreement.

[Remainder of page left blank intentionally – signature page follows]

IWCA Side Letter	Page 2

Very truly yours,

INVICTA WATCH COMPANY OF AMERICA

/s/ Eyal Lalo
Name:	Eyal Lalo
Title:	CEO & Owner

Agreed as of the date first set forth above:

EVINE LIVE INC.

/s/ Andrea M. Fike
Andrea Fike
EVP, General Counsel

IWCA Side Letter	Signature Page